MERGER AGREEMENT

DATE:    February 3, 1998

PARTIES: Zomax Optical Media, Inc.
         5353 Nathan Lane
         Minneapolis, MN  55442                                       ("Zomax")

         Zomax Services, Inc.
         5353 Nathan Lane
         Minneapolis, MN  55442                                  ("Subsidiary")

         Next Generation Services, LLC
         2277 National Avenue
         Hayward, CA  94545                                             ("NGS")

         Primary Marketing Group
         2277 National Avenue
         Hayward, CA  94545                                             ("PMG")

         Anthony Angelini
         1413 Arbor Ave.
         Los Altos, CA  94022                                      ("Angelini")

         Brian Fleury
         1750 Alameda Diablo Rd.
         P.O. Box 397
         Diablo, CA  94528                                           ("Fleury")

         Ronald Silzer
         527 Hale Street
         Palo Alto, CA  94301                                        ("Silzer")

         Andrew Berg
         155 Camino Encanto
         Danville, CA  94526                                           ("Berg")

         R. Blake White
         584 Morninghome Rd.
         Danville, CA  94526                                          ("White")


RECITALS:

         A. NGS is engaged in the business of providing product recycling, turnkey, document fulfillment and related services to the software and computer industries. PMG is in the business of providing sales and marketing assistance as a manufacturer's representative with respect to the sale of floppy disks and CD replication, software duplication, turnkey and fulfillment services.

         B. All of the membership interests in NGS and all of the issued and outstanding shares of capital stock of PMG are owned by the Shareholders.

         C. Zomax is engaged in the business of manufacturing compact discs, cassettes and diskettes as well as providing related services including package design, graphics design, printing, packaging, warehousing, drop shipping and Returned Merchandise Authorization processing and inventory recycling services.

         D. All of the issued and outstanding capital stock of Subsidiary is owned by Zomax.

         E. The respective Boards of Directors or Boards of Managers of NGS, PMG, Zomax and Subsidiary have determined that it is in the best interests of the respective entities and their respective shareholders or members to combine their respective businesses under common management and control. As a result, the parties mutually desire that NGS and PMG be merged with and into Subsidiary with Subsidiary being the surviving corporation, all upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT:

         The parties hereto, each intending to be legally bound, agree as follows:


                                   ARTICLE 1.

                                   DEFINITIONS

As used in this Agreement and any exhibits hereto, the following words and phrases shall have the meanings set forth below:

"Average Closing Price" shall mean the average closing price of one share of Zomax Common Stock as quoted on the Nasdaq Stock Market for the thirty trading days immediately prior to the Closing.

"Business" shall have the meaning ascribed to it in Section 11.2(a) below.

"CCC" shall mean the California Corporations Code, including specifically the California General Corporation Law and the California Limited Liability Company Act.

"Closing" shall mean the consummation of the transactions contemplated herein as described in Section 2.4 below.

"Company Interests" shall mean all of the membership interests in NGS.

"Competing Transaction" shall mean any of the following: (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving NGS or PMG (other than the transactions contemplated hereby), (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 5% or more of the assets of NGS or PMG, taken as a whole, in a single transaction or series of transactions, (iii) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 5% or more of the capital stock of any of NGS or PMG, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

"Effective Time" shall have the meaning ascribed to it in Section 2.2 below.

"Employee Plans" shall have the meaning ascribed to it in Section 4.11(b) below.

"Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection.

"ERISA" shall have the meaning ascribed to it in Section 4.11(b) below.

"Exchange Act" shall mean the Exchange Act of 1934, as amended.

"Financial Statements" shall have the meaning ascribed to it in Section 4.6(a) below.

"Governmental   Entity"  shall  mean  any  federal,   state,  local  or  foreign
governmental body, agency, official or authority (including courts, administrative agencies, commissions, self-regulatory agencies or authorities or other governmental authority or instrumentality).

"Knowledge"  shall  mean  actual  knowledge  or  constructive   knowledge  if  a
reasonably prudent person in a like position would have known, or should have known, the fact.

"Material Adverse Effect" shall mean a material adverse effect on the assets, condition, affairs or prospects of the subject entity, financial or otherwise.

"MBCA" shall mean the Minnesota Business Corporation Act.

"Mergers" shall mean the mergers of NGS and PMG with and into Subsidiary with Subsidiary being the surviving entity as described in this Agreement.

"NGS" shall mean Next Generation Services, LLC, a California limited liability company.

"Number of NGS Exchange Shares" shall mean 748,800; provided, however, if the Average Closing Price is less than $9.00 per share or more than $12.50 per share, the Number of NGS Exchange Shares shall be determined by multiplying 748,800 by a fraction the numerator of which is $9.00 and the denominator of which is the Average Closing Price.

"Patents" shall have the meaning ascribed to it in Section 4.10 below.

"PMG" shall mean Primary Marketing Group, a California corporation.

"PMG Exchange Ratio" shall mean 0.059568; provided, however, if the Average Closing Price is less than $9.00 per share or more than $12.50 per share, the PMG Exchange Ratio shall be determined by multiplying 0.059568 by a fraction the numerator of which is $9.00 and the denominator of which is the Average Closing Price.

"PMG Shares" shall mean all of the issued and outstanding shares of capital stock of PMG.

"Product Liability Claims" shall have the meaning ascribed to it in Section 4.14 below.

"SEC" shall mean the Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Shareholders" shall refer collectively to Angelini, Fleury, Silzer, Berg, and White.

"State Takeover Laws" shall have the meaning ascribed to it in Section 6.8 below.

"Subsidiary" shall mean Zomax Services, Inc., a Minnesota corporation.

"Surviving Corporation" shall have the meaning ascribed to it Section 2.1 below.

"Territory" shall have the meaning ascribed to it in Section 11.2(a) below.

"Trademarks" shall have the meaning ascribed to it in Section 4.9 below.

"Zomax" shall mean Zomax Optical Media, Inc., a Minnesota corporation.

"Zomax Accountant Letter" shall mean a letter from Arthur Andersen LLP addressed to Zomax dated as of the Closing stating that the Mergers and the Purchase will qualify as pooling of interest transactions under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

"Zomax Common Stock" shall mean the common stock of Zomax, no par value.

"Zomax Filed SEC Documents" shall have the meaning ascribed to it in Section 5.6 below.

"Zomax SEC  Documents'  shall have the  meaning  ascribed  to it in Section  5.6 below.


                                   ARTICLE 2.

                                   THE MERGERS

         2.1) The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, NGS and PMG shall be merged with and into Subsidiary in accordance with the MBCA and the CCC, whereupon the separate existence of NGS and PMG shall cease, and Subsidiary shall continue as the "Surviving Corporation".

         2.2) Articles of Merger; Effective Time. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Mergers set forth in Article 7 below, the parties hereto shall execute and deliver the Articles of Merger, substantially in the form attached hereto as
Exhibit 2.2, and file such Articles of Merger, including the Plan of Merger attached thereto, with the Secretary of State of the State of Minnesota, and execute, deliver and file an Agreement and Certificates of Merger with the Secretary of State of the State of California and make all other filings or recordings required by the MBCA and the CCC in connection with the Mergers and the transactions contemplated by this Agreement. The Mergers shall become effective (a) at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota or (b) at such later time as may be agreed by the parties in writing and specified in the Articles of Merger (the "Effective Time").

         2.3) Effect of Mergers. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of NGS, PMG and Subsidiary, all as provided under the MBCA and the CCC.

         2.4) Closing. The closing of the Mergers and the Purchase will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 7 below at the offices of Fredrikson & Byron, P.A. in Minneapolis, Minnesota, unless another date, time or place is agreed to in writing by the parties hereto.

         2.5)     Articles of Incorporation; By-laws.

                  (a) At the Effective Time, the articles of incorporation of Subsidiary, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation.

                  (b) At the Effective Time, the by-laws of Subsidiary, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation of the Surviving Corporation and such by-laws.

         2.6) Directors and Officers. The directors of Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving
Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation, and the officers of the Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.


                                   ARTICLE 3.

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         3.1) Conversion of Securities. As of the Effective Time, by virtue of the Mergers and without any action on the part of the holder of any Company Interests or PMG Shares:

                  (a) each Shareholder's ownership of Company Interests as of the Effective Time shall be converted into the right to receive such number of shares of Zomax Common Stock as is equal to the product of the Number of NGS Exchange Shares multiplied by such Shareholder's percentage ownership of all Company Interests as set forth in Exhibit
         4.4 hereto, and each PMG Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Zomax Common Stock equal to the PMG Exchange Ratio; and

                  (b)  each  share  of   Subsidiary   Common  Stock  issued  and
         outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

         3.2) Rights of Holders of Company Interests and PMG Shares. On and after the Effective Time, each outstanding certificate which immediately prior to the Effective Time represented Company Interests or PMG Shares shall be deemed for all purposes to evidence the right to ownership of and to represent the number of whole shares of Zomax Common Stock into which such Company Interests and PMG Shares shall have been converted, and the record holder of such outstanding certificate shall, after the Effective Time, be entitled to vote the shares of Zomax Common Stock into which such Company Interests and PMG Shares have been converted on any matters on which the holders of record of Zomax Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. At the Closing, the Shareholders shall surrender to Subsidiary all certificates representing the Company Interests and the PMG Shares properly endorsed and Zomax shall instruct its stock transfer agent to deliver to each Shareholder a certificate representing that number of shares of Zomax Common Stock into which that Shareholder's Company Interests and PMG Shares had been converted. All shares of Zomax Common Stock issued upon surrender for exchange of the Company Interests and PMG Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Interests and PMG Shares.

         3.3) No Fractional Shares. No certificates representing fractional shares of Zomax Common Stock will be issued pursuant to the previous Sections of this Article 3 and any such fractional share interests will not entitle the owner thereof to vote or any rights as a shareholder of Zomax. If the aggregate number of shares of Zomax Common Stock to be issued to a Shareholder pursuant to the preceding Sections of this Article 3 contains a fractional share, such Shareholder shall receive in the aggregate one additional share of Zomax Common Stock in exchange for such fractional share.

         3.4) Legends. Each certificate or instrument representing Zomax Common Stock to be issued hereunder may be endorsed with legends in substantially the following forms:

                  (a) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT') AND ARE RESTRICTED SECURITIES, AS DEFINED IN THE RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (1) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SUCH ACT, OR (II) IN COMPLIANCE WITH RULE 144, OR (III) PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SUCH SALE, OFFER OR DISTRIBUTION."

                  (b) Any other legends required by Minnesota law or other applicable blue sky or state securities laws.

Zomax need not register a transfer of any shares of Zomax Common Stock issued hereunder, and may also instruct its transfer agent not to register a transfer of any such shares, unless the conditions specified in the foregoing legends are satisfied to the extent applicable.


                                   ARTICLE 4.

                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

         The Shareholders, jointly and severally, make the following representations and warranties to Zomax and Subsidiary with the intention that Zomax and Subsidiary may rely upon the same and acknowledge that the same shall be true as of the Closing (as if made at the Closing).

         4.1) Organization. NGS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, has all requisite power and authority, corporate and otherwise, to own its properties and assets and conduct its business as it is now being conducted. PMG is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite power and authority, corporate and otherwise, to own its properties and assets and conduct its business as it is now being conducted.

         4.2) Qualification. NGS is qualified to do business and in good standing as a foreign corporation in Massachusetts and in all other states or jurisdictions in which qualification is required by the nature of its business and in which the failure to so qualify would have a material adverse effect on NGS. PMG is qualified to do business and in good standing in all states or jurisdictions in which qualification is required by the nature of its business and in which the failure to so qualify would have a material adverse effect on PMG.

         4.3) Corporate Authority. Each of the Shareholders, NGS, and PMG has all requisite power and authority to execute, perform and carry out the provisions of this Agreement. Each of the Shareholders, NGS, and PMG has taken all requisite corporate action authorizing and empowering him or it to enter into this Agreement and to consummate the transactions contemplated herein.

         4.4) Capitalization. The Operating Agreement of NGS provides for one class of ownership, consisting of the Company Interests. The authorized capital stock of PMG consists of 2,000,000 shares of PMG Common Stock. As of the date of this Agreement, there are outstanding 100% of the Company Interests, and 790,000 shares of PMG Common Stock and no other shares of capital stock of PMG. All outstanding Company Interests and shares of PMG Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. Except as set forth in the preceding sentences of this Section 4.4, there are outstanding (a) no Company Interests or other voting securities of NGS, (b) no shares of PMG Common Stock or other voting securities of PMG, (c) no securities convertible into or exchangeable for Company Interests or shares of PMG capital stock or voting securities, and (d) no options, warrants or other rights to acquire from NGS or PMG and no obligation of NGS or PMG to issue, any Company Interests, capital stock, voting securities or securities convertible into or exchangeable for Company Interests or capital stock or voting securities of NGS or PMG. There are no outstanding obligations of NGS or PMG to repurchase, redeem or otherwise acquire any NGS or PMG securities. All of the Company Interests and shares of capital stock of PMG are owned by the Shareholders as set forth on
Exhibit 4.4 attached hereto.

         4.5) Subsidiaries, Joint Ventures or Partnerships. Except as disclosed in Exhibit 4.5 hereto, neither NGS nor PMG has any subsidiary, and neither NGS nor PMG is a shareholder, member, partner or joint venturer with any other person or legal entity. Any subsidiary disclosed in Exhibit 4.5 is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation as set forth in Exhibit 4.5.

         4.6)     Financial Statements.

                  (a) Financial Statements. The Shareholders have furnished Zomax a true and complete copy of the balance sheets and statements of income for NGS and PMG for their respective fiscal years ended December 31, 1996 and 1997 (collectively the "Financial Statements"). Except as set forth on Exhibit 4.6(a) hereto, the Financial Statements have been prepared in conformance with generally accepted accounting principles and procedures applied on a basis consistent with prior periods, and fairly present and will fairly present in all material respects the financial condition of NGS and PMG, respectively, as of the represented dates thereof and the results of NGS's and PMG's respective operations for the periods covered thereby. For purposes of this Agreement, the Financial Statements shall be deemed to include any notes thereto.

                  (b) Books and Records. NGS's and PMG's respective books of account and records (including customer order files, employment records and production and manufacturing records) are complete, true and correct in all material respects.

                  (c) No Adverse Changes. Since December 31, 1997, there has not occurred or arisen (whether or not in the ordinary course of business):
         (i) any material adverse change in the financial condition or operations of NGS or PMG, (ii) any change in NGS's or PMG's accounting methods or practices, (iii) except as disclosed in Exhibit 4.6(c) hereto, any sale or transfer of any asset or any amendment of any agreement of NGS or PMG except in the ordinary course of business, or
         (iv) any labor trouble.

         4.7) Tax Reports and Returns. Except as disclosed in Exhibit 4.7 hereto, each of NGS and PMG has timely filed all federal and applicable state, local, and foreign tax or assessment reports and returns of every kind required to be filed by them, including, without limitation, income tax, sales and use tax, real estate tax, personal property tax and unemployment tax, and has duly paid all taxes and other charges (including interest and penalties) due to or claimed to be due by any taxing authorities. True and correct copies of the reports and returns filed by NGS and PMG during the last three tax years have been made available to Zomax. Where required, timely estimated payments or installment payments of tax liabilities have been made to all governmental agencies in amounts sufficient to avoid underpayment penalties or late payment penalties applicable thereto.

         4.8) Assets. Each of NGS and PMG is the owner of or otherwise has the right to use all assets used by it in the conduct of its business as now conducted and as reflected on the Financial Statements. Each of NGS and PMG holds title to all assets owned by it free and clear of all liens, charges, encumbrances or third party claims or interests of any kind whatsoever, except as disclosed on the Financial Statements or in Exhibit 4.8 hereto.

         4.9) Trademarks. The tradenames, trademarks and service mark registrations and applications, common law trademarks, copyrights and copyright registrations and applications listed on Exhibit 4.9 hereto (the "Trademarks") constitute all of the tradenames, trademarks and service mark registrations and applications, common law trademarks, copyrights and copyright registrations and applications used by NGS and PMG. To the Shareholders' knowledge, except as set forth on Exhibit 4.9 hereto, NGS and PMG have good title to, and the full and unrestricted right to use the Trademarks free and clear of all liens, charges, encumbrances, or third party claims or interests of any kind whatsoever. To the Shareholders' knowledge, except as disclosed in Exhibit 4.9 hereto, such use of the Trademarks does not infringe on any rights of any other person or entity; the Trademarks are not licensed to or licensed from any other person or entity; and there have been no claims of any infringement regarding such Trademarks or such use thereof.

         4.10) Patents. Exhibit 4.10 hereto contains a true and complete description of all domestic and foreign letters patent, patent applications and patent and know-how licenses used by NGS and PMG in the conduct of their respective businesses as now conducted (the "Patents"). To the Shareholders' knowledge, except as set forth on Exhibit 4.10 hereto, NGS and PMG have good title to the Patents, and the full and unrestricted right to use the Patents free and clear of all liens, charges, encumbrances or third party claims or interests of any kind whatsoever. To the Shareholders' knowledge, except as set forth on Exhibit 4.10 hereto, the nature of the inventions claimed in the Patents do not infringe on any rights of any other person or entity.

         4.11)    Agreements, Contracts and Commitments.

                  (a) Material Contracts. Exhibit 4.11(a) contains an accurate and complete list of all agreements, contracts, leases and commitments not yet fully performed by the parties thereto to which either of NGS or PMG is a party and which are not disclosed in any other Exhibit hereto and which involve more than (i) $5,000 singly; or (ii) in the case of related agreements, contracts, leases and commitments, $15,000 in the aggregate.

                  (b) Employee Plans. NGS and PMG do not maintain any "Employee Plans" except as set forth in the employee policy manual attached as
         Exhibit 4.11(b) hereto. "Employee Plans" means any pension, retirement, disability, medical, dental, or other health insurance plan, life insurance or other death benefit plan, profit sharing deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement including, without limitation, any "pension plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any "welfare plan" as defined in
         Section 3(l) of ERISA,  whether or not any of the  foregoing is funded,
         (i) to which NGS or PMG is a party or by which either of them is bound, or (ii) with respect to which NGS or PMG has made any payments or contributions or may otherwise have any liability (including any such plan or other arrangement formerly maintained by NGS or PMG).

                  (c)  Union  and  Employment  Contracts  and  Other  Employment
         Matters.

                           (i) Except as set forth on Exhibit 4.11(c) hereto, neither NGS nor PMG is a party to any collective bargaining agreement or any other written employment agreement, nor is NGS or PMG a party to any other contract or understanding (oral or written) that contains any severance pay liabilities or obligations, except for accrued, unused vacation pay or accrued and unused sick leave pay.

                           (ii) Except as set forth in Exhibit  4.11(c)  hereto,
                  neither NGS nor PMG has, or on the Closing Date will have, any obligations to its managers, directors, officers, employees or agents other than obligations arising in the ordinary course of business on account of wages, salaries and commissions for prior services performed or business produced.

                  (d) Breach. Except as disclosed in Exhibit 4.11(d) hereto, each of NGS, and PMG has performed all material obligations required to be performed by it to date under any material contract, commitment, or arrangement of any kind to which it is a party or by which it is bound; and neither NGS nor PMG nor any other party is in default under any material contract, commitment, or arrangement of any kind to which NGS or PMG is a party or by which NGS or PMG is bound. Except as disclosed in Exhibit 4.11(d) no event has occurred which after the giving of notice or the lapse of time or otherwise would constitute a default under, or result in a breach of by NGS or PMG or any other party, any contract, commitment, or arrangement to which NGS or PMG is a party or by which NGS or PMG is bound.

                  (e) Copies of Contracts; Terms and Binding Effect. True, complete and correct copies of all agreements, contracts, leases and commitments that are or should be disclosed in Exhibit 4.11(a) hereto, and other documents referred to in the Exhibits have been delivered or made available to Zomax; there are no amendments to or modifications of, or agreements of the parties relating to, any such contracts, commitments, and understandings which have not been delivered or made available to Zomax; and each such contract, commitment, or understanding, as amended, is considered valid and binding on the parties to it in accordance with its respective terms, and the transaction contemplated by this Agreement will not result in the violation or breach of any such material contract, commitment, or understanding.

         4.12)  Contracts with Related  Parties.  Except as disclosed in Exhibit
4.12 hereto, there are no agreements or contracts between either NGS or PMG and any of their respective employees, agents, officers, directors, managers, members or shareholders.

         4.13) Predominant Customers. Except as disclosed in Exhibit 4.13 hereto, no single customer of NGS or PMG accounted for over ten percent (10%) of NGS's or PMG's respective revenues during the fiscal year ending December 31, 1997.

         4.14) Product Liability Claims. All products which NGS and PMG have sold have been merchantable, free from material defects in material or workmanship, and suitable for the purpose for which they were sold. Except as set forth in Exhibit 4.14 hereto, NGS and PMG have not received any claims based upon alleged breach of product warranty, strict liability in tort, negligent manufacture of product, or any other allegation of liability arising from NGS's or PMG's manufacture or sale of their respective products (hereafter collectively referred to as "Product Liability Claims"), during the twenty four months immediately preceding the date hereof which Product Liability Claims exceeds $10,000. All liability from any actual and potential Product Liability Claims, whether or not asserted on or before the Closing Date, are fully covered, except for the deductible amounts, including all costs of defense and investigation, by NGS's or PMG's product liability insurance policies.

         4.15) Insurance. The Shareholders have furnished Zomax a true and complete copy of each insurance policy that NGS or PMG has maintained during the six (6) years prior to the Closing Date. Neither NGS nor PMG has been refused any insurance coverage applied for or sought by any of them other than in the ordinary course of business. Exhibit 4.15 hereto contains a true and correct list of all insurance policies currently maintained by NGS and PMG.

         4.16)  Litigation and Related  Matters.  Except as disclosed on Exhibit
4.16 hereto, there is no pending or threatened litigation, proceeding, or investigation (including any environmental, building or safety investigation) against NGS or PMG, nor is NGS or PMG subject to any existing judgment, order, decree, or other action affecting the operation of its business or which would prevent, impede, or make illegal the consummation of the transactions contemplated in this Agreement, or which would have a material adverse effect on NGS or PMG.

         4.17) Laws and Regulations. To the Shareholders knowledge, NGS and PMG have complied, in all material respects, and are in compliance, with applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to its business, including, without limitation, any relating to wages, hours, hiring, promotion, retirement, working conditions, nondiscrimination, health, safety, pensions, benefits, the production, processing, advertising or sale of products, trade regulation, antikickback, export licensing, antitrust, antiboycott, warranties, or control of foreign exchange; and neither NGS nor PMG has received any notice of any sort of alleged violation of any such statute, order, rule, regulation or requirement.

         4.18) Breaches of Contracts; Required Consents. Neither the execution and delivery of this Agreement by the Shareholders, NGS or PMG, nor compliance by any of them with the terms and provisions of this Agreement will:

                  (a)  Conflict  with or  result  in a breach  of (i) any of the terms, conditions or provisions of the Articles of Organization, Articles of Incorporation, Operating Agreement, Bylaws or other governing instruments of NGS or PMG, (ii) any judgment, order, decree or ruling to which NGS or PMG is a party, (iii) any injunction of any court or governmental authority to which any of them is subject, or
         (iv) except as disclosed in Exhibit 4.18(a), any agreement, contract or commitment which is material to NGS or PMG; or

                  (b) Except as disclosed in Exhibit 4.18(b) hereto, require the affirmative consent or approval of any third party.

         4.19) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of the Shareholders, NGS and PMG in accordance with the terms hereof. None of the Shareholders, NGS or PMG is subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

         4.20) Completeness of Disclosures. None of the representations or warranties made by the Shareholders in this Agreement or the Exhibits, and no written statement, certificate or Exhibit furnished or to be furnished by or on behalf of the Shareholders, NGS or PMG to Zomax or its agents pursuant hereto, or in connection with the transaction contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact the omission of which would be misleading. The Exhibits to this Agreement, where provided by or on behalf of the Shareholders, NGS or PMG completely and correctly present the information required by this Agreement to be set forth in them.

         4.21)    Investment Representations.

                  (a) The shares of Zomax Common Stock acquired by the Shareholders will be acquired for each Shareholder's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

                  (b) Each Shareholder understands that (i) the shares of Zomax Common Stock being issued hereunder have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, (ii) Zomax has no present intention of registering such shares, (iii) such shares must be held by the Shareholders indefinitely, and (iv) the Shareholders must therefore bear the economic risk of such shares indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration thereunder.

         4.22) Environmental Matters. NGS and PMG are in compliance with all Environmental Laws, except for any noncompliance that, either singly or in the aggregate, could not have a Material Adverse Effect on NGS or PMG. NGS and PMG have made available to Zomax copies of all documents concerning any environmental or health or safety matter adversely affecting NGS or PMG and copies of any environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of hazardous materials, spill control plans and material correspondence with any Governmental Entity regarding the foregoing.


                                    ARTICLE 5

             REPRESENTATIONS AND WARRANTIES OF ZOMAX AND SUBSIDIARY

         Zomax and Subsidiary make the following representations and warranties to the Shareholders with the intention that the Shareholders may rely upon the same, and acknowledge that the same shall be true as of the Closing Date (as if made at the Closing).

         5.1) Organization. Zomax and Subsidiary are both corporations duly organized, validly existing and in good standing under the laws of the State of Minnesota, have all requisite power and authority, corporate and otherwise, to own their properties and assets and conduct their businesses as they are now being conducted.

         5.2) Qualification. Zomax is qualified to do business and in good standing as a foreign corporation in Colorado, Florida, and Indiana and in all other states or jurisdictions in which qualification is required by the nature of its business and in which the failure to so qualify would have a material adverse effect on Zomax.

         5.3) Corporate Authority. Zomax and Subsidiary have all requisite power and authority to execute, perform and carry out the provisions of this Agreement. Zomax and Subsidiary have taken all requisite corporate action authorizing and empowering them to enter into this Agreement and to consummate the transactions contemplated herein.

         5.4) Capitalization. As of the date of this Agreement, Zomax is authorized to issue 25,000,000 shares, of which 15,000,000 are shares of Zomax Common Stock and 10,000,000 are undesignated shares; has issued and has outstanding 4,454,641 shares of Zomax Common Stock; has issued warrants for the purchase of 140,000 shares of Zomax Common Stock; and has issued options to purchase 192,000 shares of Zomax Common Stock, and reserved an additional 900,602 shares of Zomax Common Stock, pursuant to employee benefit plans. All outstanding shares of Zomax Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. Except as set forth in the preceding sentences of this Section 5.4 or in the Zomax SEC Documents or the Zomax Filed SEC Documents, there are outstanding no shares of Zomax Common Stock or other voting securities of Zomax, no securities convertible into or exchangeable for shares of Zomax Common Stock or voting securities, and no options, warrants or other rights to acquire from Zomax and no obligation of Zomax to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Zomax. There are no outstanding obligations of Zomax to repurchase, redeem or otherwise acquire any Zomax securities.

         5.5) Breaches of Contracts; Required Consents. Neither the execution and delivery of this Agreement by Zomax or Subsidiary, nor compliance by Zomax and Subsidiary with the terms and provisions of this Agreement will:

                  (a) Conflict with or result in a breach of (i) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of Zomax or Subsidiary, (ii) any judgment, order, decree or ruling to which Zomax or Subsidiary is a party, (iii) any injunction of any court or governmental authority to which either of them is subject, or (iv) any agreement, contract or commitment which is material to Zomax or Subsidiary; or

                  (b) Except as disclosed in Exhibit 5.5(b) hereto, require the affirmative consent or approval of any third party.

         5.6) SEC Documents. Zomax has filed all required reports, schedules, forms, statements and other documents with the SEC since December 27, 1996 (the "Zomax SEC Documents"). As of their respective dates, the Zomax SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Zomax SEC Documents, and except as set forth on Exhibit 5.6 hereto, none of the Zomax SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Zomax SEC Document has been revised or superseded by a later-filed Zomax SEC Document, filed and publicly available prior to the date of this Agreement (the "Zomax Filed SEC Documents"), as of the date of this Agreement, except as set forth on
Exhibit 5.6 hereto, none of the Zomax SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Zomax included in the Zomax SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Zomax as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Zomax Filed SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, Zomax has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Zomax or in the notes thereto which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Zomax.

         5.7) Absence of Certain Changes of Events. Except as disclosed in the Zomax Filed SEC Documents, and except as expressly contemplated by this Agreement, since the date of the most recent financial statements included in the Zomax Filed SEC Documents, the Company has conducted its business only in the ordinary course, and there has not been:

                  (a) any event, occurrence or development of a state of circumstances of facts which has had a Material Adverse Effect on Zomax;

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Zomax Common Stock, or any repurchase, redemption or other acquisition by Zomax of any outstanding shares of Zomax Common Stock or other securities of, or other ownership interests in, Zomax;

                  (c) any split, combination or reclassification of any of Zomax Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Zomax Common Stock;

                  (d) any incurrence, assumption or guarantee by Zomax of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices (including any such borrowings under its existing bank credit facility);

                  (e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business assets of Zomax which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Zomax;

                  (f) any change in any method of accounting or accounting practice by Zomax, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

                  (g) any agreement to do any of the foregoing.

         5.8) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Zomax and Subsidiary in accordance with the terms hereof. Neither Zomax nor Subsidiary is subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

         5.9) Completeness of Disclosures. None of the representations or warranties made by Zomax or Subsidiary in this Agreement or the Exhibits, and no written statement, certificate or Exhibit furnished or to be furnished by or on behalf of Zomax or Subsidiary to the Shareholders or their agents pursuant hereto, or in connection with the transaction contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact the omission of which would be misleading. The Exhibits to this Agreement, where provided by or on behalf of Zomax and Subsidiary, completely and correctly present the information required by this Agreement to be set forth in them.

         5.10) Issuance of Zomax Common Stock. The Zomax Common Stock issued to the Shareholders pursuant to this Agreement shall be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully-paid, nonassessable, and issued in compliance with all applicable federal and state securities laws.


                                   ARTICLE 6.

                            CONDUCT PRIOR TO CLOSING

         6.1) Access to Information. During the period prior to the Closing, the Shareholders, NGS and PMG shall give to Zomax and its attorneys, accountants or other authorized representatives, full access to all of the property, books, contracts, commitments and records of NGS and PMG and shall furnish to Zomax during such period all such information concerning its business as Zomax reasonably may request. During the period prior to the Closing, Zomax shall give to the Shareholders and their attorneys, accountants or other authorized representatives, full access to the property, books, contracts, commitments and records of Zomax and shall furnish to the Shareholders during such period all such information concerning its business as the Shareholders reasonably may request.

         6.2) Restrictions on NGS and PMG. Except as disclosed in Exhibit 6.2 hereof, the Shareholders, NGS and PMG covenant that during the period from the date of this Agreement to the Closing (except as Zomax otherwise has consented in writing):

                  (a) The business of NGS and PMG will be conducted only in the usual and ordinary manner.

                  (b) No change will be made in the ownership of Company Interests or PMG's authorized or issued corporate shares, or in their respective capital structures.

                  (c) No increase will be made in the compensation payable to or to become payable to any employee, officer, director, manager, shareholder or member of NGS or PMG, and no bonus payment will be made by NGS or PMG to any such employee, officer, director, manager, shareholder or member.

                  (d) Neither NGS nor PMG will embark upon any new venture, enter into or amend any leases or agreements, purchase any fixed assets or equipment, amend any loan agreements, guarantee any obligation or increase any existing lines of credit.

                  (e) Neither NGS nor PMG will sell, dispose, transfer, assign or otherwise remove any of their respective assets except in the ordinary course of business.

                  (f) NGS and PMG will timely pay and discharge all bills and monetary obligations and timely and properly perform all of their respective obligations and commitments under all existing contracts and agreements pertaining to or affecting NGS or PMG.

                  (g) The Shareholders, NGS and PMG shall use their best efforts to preserve the business organizations and assets of NGS and PMG and to keep available to Zomax the services of NGS's and PMG's present employees, and not to impair relationships with suppliers, customers and others having business relations with NGS or PMG.

                  (h) The Shareholders, NGS and PMG will not take any action that would prevent Zomax from accounting for the business combinations to be effected by the Mergers and the Purchase as a pooling of interests.

         6.3) Preserve Accuracy of Representations and Warranties. The Shareholders, NGS and PMG shall refrain from taking any action, except with the prior written consent of Zomax, which would render any representation, warranty or agreement of the Shareholders in this Agreement inaccurate or breached as of the Closing. At all times prior to the Closing, the Shareholders will promptly inform Zomax in writing with respect to any matters that arise after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Exhibits. The Shareholders promptly will notify Zomax in writing of all lawsuits, claims, proceedings and investigations that may be threatened, brought, asserted or commenced against NGS or PMG or their respective officers, managers or directors involving the transaction contemplated by this Agreement or which might have a material adverse impact on NGS or PMG.

         6.4) No Solicitation of Transactions. The Shareholders, NGS and PMG shall use their respective commercially reasonable efforts to cause NGS's and PMG's officers, directors, managers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to initiate, solicit or knowingly encourage, directly or indirectly (including by way of furnishing information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of their respective officers, directors, managers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them to take any such action, and the Shareholders shall notify Zomax of all inquiries or proposals which it receives relating to any of such matters

         6.5)  Accountant   Letters.   Zomax  and  Subsidiary  shall  use  their
respective best efforts to cause the Zomax Accountant Letter to be delivered to Zomax.

         6.6) Public Announcements. The Shareholders, NGS and PMG will not make any press release or public statement with respect to this Agreement and the transaction contemplated hereby. Notwithstanding the foregoing, but only to the extent that prior written consent has been obtained from Zomax, which will not unreasonably withhold such consent, the Shareholders, NGS and PMG may: (i) discuss the transaction contemplated by this Agreement for legitimate business purposes; or (ii) in the event that this Agreement is terminated pursuant to
Article 8 herein, disclose that this Agreement has been terminated. If any of the Shareholders becomes an employee of Zomax or Subsidiary, such Shareholder may discuss this Agreement and the transaction contemplated hereby in accordance with any and all policies of Zomax and Subsidiary. Zomax may issue any press release or make any public statement with respect to this Agreement and the transactions contemplated hereby as may be required by applicable law or any listing agreement on a national security exchange or to reasonably limit liability for failure to make a disclosure. Zomax will issue a press release upon the execution of this Agreement.

         6.7)     Appropriate Action; Consents; Filings.

                  (a) The Shareholders, NGS, PMG, Zomax and Subsidiary shall use their respective best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or required to be taken by any Governmental Entity or otherwise to consummate the Mergers, the Purchase and the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the parties hereto in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Mergers and the Purchase, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Mergers and the Purchase required under any applicable law.

                  (b) (i) The Shareholders, NGS and PMG shall give any notices to third parties, and use their reasonable best efforts to obtain any third party consents, (A) necessary to consummate the Mergers, the Purchase and the transactions contemplated by this Agreement, (B) disclosed or required to be disclosed in the exhibits to this Agreement or (C) required to prevent a Material Adverse Effect to NGS or PMG.

                           (ii) In the event that any third party consent described in subsection (b)(i) above is not obtained, the Shareholders, NGS and PMG shall use their respective reasonable best efforts, and shall take any such actions reasonably requested by Zomax, to minimize any adverse effect upon Zomax, Subsidiary, NGS and PMG and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                  (c) From the date of this Agreement until the Effective Time, each party shall promptly notify the other parties of any pending or, to the actual knowledge of the executive officers of the first party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Mergers or the Purchase or (ii) seeking to restrain or prohibit the consummation of the Mergers or the Purchase or otherwise limit the right of Zomax or, to the knowledge of such first party, any subsidiary of Zomax to own or operate all or any portion of the businesses or assets of NGS and PMG, which in any case is reasonably likely to have a Material Adverse Effect on Zomax, Subsidiary, NGS or PMG.

         6.8) State Statutes. If any state "control share acquisition," "anti-takeover" or other similar statutes and regulations (collectively, "State Takeover Laws") shall become applicable to the transactions contemplated by this Agreement, each of NGS and PMG, as the case may be, and their respective Boards of Managers/Directors, Members and Shareholders shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such State Takeover Law on the transactions contemplated by this Agreement.

         6.9) Pooling Affiliates. Not less than five days prior to the Effective Time, each of the Shareholders shall deliver to Zomax an executed affiliate letter in the form attached hereto as Exhibit 6.9.

         6.10) Restrictions on Zomax. Except as disclosed in Exhibit 6.10 hereof, Zomax covenants that during the period from the date of this Agreement to the Closing (except as the Shareholders otherwise have consented in writing):

                  (a) The business of Zomax will be conducted only in the usual and ordinary manner.

                  (b) No change will be made in Zomax's authorized or issued corporate shares, or in its capital structure.

                  (c)  Zomax  will  not  sell,  dispose,   transfer,  assign  or
         otherwise remove any of its assets except in the ordinary course of business.

                  (d) Zomax will timely pay and discharge all bills and monetary obligations and timely and properly perform all of its obligations and commitments under all existing contracts and agreements pertaining to or affecting Zomax.

         6.11) Preserve Accuracy of Zomax' Representations and Warranties. Zomax and Subsidiary shall refrain from taking any action, except with the prior written consent of the Shareholders, which would render any representation, warranty or agreement of Zomax or Subsidiary in this Agreement inaccurate or breached as of the Closing. At all times prior to the Closing, Zomax will promptly inform the Shareholders in writing with respect to any matters that arise after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described by Zomax or Subsidiary in the Exhibits. Zomax promptly will notify the Shareholders in writing of all lawsuits, claims, proceedings and investigations that may be threatened, brought, asserted or commenced against Zomax or Subsidiary or their respective officers or directors involving the transaction contemplated by this Agreement or which might have a material adverse impact on Zomax or Subsidiary.

         6.12) Expenses. Zomax and Subsidiary shall pay all expenses incurred by them in connection with the transactions contemplated herein. The Shareholders shall pay all expenses incurred by the Shareholders, NGS and PMG in connection with the transactions contemplated herein, including without limitation the fees and expenses of Jack Krause and the accountants and attorneys for the
Shareholders, NGS and PMG. All fees and expenses of Arthur Andersen LLP in connection with the transactions contemplated herein including without limitation the audits of NGS and PMG shall be paid by Zomax. The Shareholders shall not permit NGS or PMG to become liable for any expenses which the Shareholders are obligated to pay pursuant to this Section 6.12.


                                   ARTICLE 7.

                CONDITIONS OF CLOSING; ABANDONMENT OF TRANSACTION

         7.1) Conditions of Each Party's Obligation to Effect the Merger. The respective obligations of the Shareholders, NGS, PMG, Zomax and Subsidiary to consummate the Merger are subject to the satisfaction upon or prior to the Closing of the following conditions:

                  (a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the Merger, Purchase or any other transaction contemplated by this Agreement shall be in effect.

                  (b) Statutes. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger or Purchase by any Governmental Entity which would (i) make the consummation of the Merger or Purchase illegal or (ii) render any party hereto unable to consummate the Merger or Purchase.

                  (c) Stock Purchase Closing. A closing shall have occurred, or shall occur contemporaneously with the Closing, on the transactions described in the Stock Purchase Agreement between Zomax, Subsidiary, Primary Marketing Group Limited, the Shareholders and Patrick Burke.

         7.2) Conditions of Obligations of Zomax and Subsidiary. The respective obligations of Zomax and Subsidiary to consummate the Merger and Purchase are subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by Zomax:

                  (a) Representations and Warranties. The representations and warranties of the Shareholders set forth in this Agreement shall be true and correct in all respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on NGS or PMG.

                  (b) Performance of Obligations. The Shareholders, NGS and PMG shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing Date.

                  (c) Consents. The consents, approvals and authorizations described (or required to be described on Exhibits 4.18(b) and 5.5(b) hereto) on Exhibits 4.18(b) and 5.5(b) hereto shall have been obtained in form and in substance reasonably satisfactory to Zomax, except for such consents, approvals and authorizations with respect to which the failure to obtain would not have a Material Adverse Effect on either NGS or the Surviving Corporation.

                  (d) Legal Opinion. Zomax shall have received a duly executed opinion letter from the Shareholders' legal counsel dated as of the Closing substantially in the form attached hereto as Exhibit 7.2(d).

                  (e) Pooling. Zomax shall have received the Zomax Accountant Letter.

                  (f) Audited Financial Statements. Zomax shall have received from Arthur Andersen LLP audited combined financial statements of NGS, PMG and Primary Marketing Group Limited for the fiscal years ended December 31, 1996 and 1997 in form and substance acceptable to Zomax.

                  (g) Affiliate Letters. Zomax shall have received the affiliate letters from each of the Shareholders referred to in Section 6.9 above.

         7.3) Conditions of Obligation of the Shareholders, NGS and PMG. The obligation of the Shareholders, NGS and PMG to effect the Merger and the Purchase is subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by the Shareholders:

                  (a) Representations and Warranties. The representations and warranties of Zomax and Subsidiary set forth in this Agreement shall be true and correct in all respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on Zomax or Subsidiary.

                  (b) Performance of Obligations of Zomax and Subsidiary. Zomax and Subsidiary shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing Date.

                  (c) Consents. The consents, approvals and authorizations described (or required to be described on Exhibits 4.18(b) and 5.5(b) hereto) on Exhibits 4.18(b) and 5.5(b) hereto shall have been obtained in form and in substance reasonably satisfactory to the Shareholders, except for such consents, approvals and authorizations with respect to which the failure to obtain would not have a Material Adverse Effect on the Shareholders.

                  (d) Legal Opinion. The Shareholders shall have received a duly executed opinion letter from Zomax's legal counsel dated as of the Closing substantially in the form attached hereto as Exhibit 7.3(d).


                                   ARTICLE 8.

                        TERMINATION, AMENDMENT AND WAIVER

         8.1) Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of this Agreement and the Merger by the members of NGS and the shareholders of PMG:

                  (a) by mutual written consent of each of the Shareholders and Zomax; or

                  (b) by either the Shareholders or Zomax if the Effective Time shall not have occurred on or before February 3, 1998; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

                  (c) by Zomax, if the Average Closing Price is less than $9.00; or

                  (d) by Zomax, if (i) the Board of Managers of NGS withdraws, modifies or changes its recommendation of this Agreement or the Mergers in a manner adverse to Zomax or shall have resolved to do any of the foregoing or the Board of Managers of NGS shall have recommended to the members of NGS any Competing Transaction or resolved to do so, or (ii) NGS receives an unsolicited proposal that constitutes a Competing Transaction and the Board of Managers of NGS, within two calendar days after such proposal is received by NGS, either fails to terminate discussions with the maker of such proposal and its agents, or determines to accept, or takes no position with respect to, such proposal; or (iii) the Board of Directors of PMG withdraws, modifies or changes its recommendation of this Agreement or the Mergers in a manner adverse to Zomax or shall have resolved to do any of the foregoing or the Board of Directors of PMG shall have recommended to the shareholders of PMG any Competing Transaction or resolved to do so, or
         (iv) PMG receives an unsolicited proposal that constitutes a Competing Transaction and the Board of Directors of PMG, within two calendar days after such proposal is received by PMG, either fails to terminate discussions with the maker of such proposal and its agents, or determines to accept, or takes no position with respect to, such proposal; or

                  (e) by Zomax, if the members of NGS or the shareholders of PMG shall have failed to approve the Mergers; or

                  (f) by Zomax, in the event of a material breach by the Shareholders, NGS or PMG of any representation, warranty, covenant or agreement contained herein which has not been cured or is not curable by February 3, 1998; or

                  (g) by the Shareholders, in the event of a material breach by Zomax or Subsidiary of any representation, warranty, covenant or agreement contained herein which has not been cured or is not curable by February 3, 1998.

         8.2)  Consequences of Termination.

                  (a) The Shareholders may pursue any remedies available at law or equity in the event Zomax or Subsidiary terminate this Agreement other than in compliance with Section 8.1 above, or in the event the Shareholders terminates this Agreement in compliance with the provisions of Section 8.1(g) above.

                  (b) Zomax and Subsidiary may pursue any remedies available at law or equity in the event the Shareholders, NGS or PMG terminates this Agreement other than and in compliance with Section 8.1 above, or in the event Zomax terminates this Agreement in compliance with the provisions of Sections 8.1(d), (e) or (f) above.

         8.3) Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         8.4) Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in any instrument in writing signed by the party or parties to be bound thereby.


                                    ARTICLE 9

                                     CLOSING

         9.1)  Documents to be Delivered by the  Shareholders,  NGS and PMG. The
Shareholders, NGS and PMG agree to deliver the following documents, duly executed, as appropriate, to Zomax at the Closing:

                  (a) All certificates,  schedules, exhibits, and attachments in
         completed  form  and  specifying  the   information   required  by  the
         provisions of this Agreement.

                  (b)   Articles  of   Organization   of  NGS  and  Articles  of
         Incorporation of PMG certified by the California Secretary of State.

                  (c) Operating Agreement of NGS and Bylaws of PMG certified by their respective Secretaries.

                  (d) Certificate of Good Standing for NGS and PMG dated no earlier than ten (10) days prior to the Closing.

                  (e) Certified copies of resolutions of NGS, PMG and the Shareholders authorizing the transactions contemplated herein.

                  (f) Opinion of the  Shareholders'  Counsel as  required  under
         Section 7.2(d) above.

                  (g) Certificates representing the Company Interests and the PMG Shares properly endorsed for transfer hereunder.

                  (h) The Articles of Merger properly executed by PMG and NGS.

                  (i) The Affiliate Letters as required under Section 7.2(h) above.

                  (j) Copies of applications filed by the Shareholders for tax clearance certificates of the California Franchise Tax Board to the effect that NGS and PMG have no known unpaid tax liability in California.

                  (k) Such other documents as Zomax may reasonably request.

         9.2)  Documents  to be  Delivered  by Zomax and  Subsidiary.  Zomax and
Subsidiary  agree  to  deliver  the  following  documents,   duly  executed,  as
appropriate, to the Shareholders at the Closing:

                  (a)  Articles  of   Incorporation   of  Zomax  and  Subsidiary
         certified by the Minnesota Secretary of State.

                  (b) Bylaws of Zomax and Subsidiary certified by Zomax's and Subsidiary's Secretary.

                  (c) Certificate of Good Standing of Zomax and Subsidiary dated no earlier than ten (10) days prior to the Closing Date.

                  (d) Certified copies of corporate resolutions of Zomax and Subsidiary authorizing them to enter into the transactions contemplated herein.

                  (e) Opinion of Zomax's counsel as specified in Section 7.2(d) above.

                  (f) Articles of Merger properly executed by Subsidiary.

                  (g) Such other  documents as the  Shareholders  reasonably may
         request  to  carry  out  the  transactions   contemplated   under  this
         Agreement.

                  (h) Written  instructions  to Zomax's stock  transfer agent to deliver to each of the Shareholders one or more certificates representing the number of shares of Zomax Common Stock to which such Shareholder is entitled pursuant to the terms of Article 3 of this Agreement.


                                   ARTICLE 10.

                                 INDEMNIFICATION

         10.1) Indemnification by the Shareholders. Subject to the limitations set forth in Section 10.2 below, the Shareholders, jointly and severally, shall indemnify and hold Zomax harmless at all times from and after the date of this Agreement, against and in respect of all damages, losses, costs and expenses (including reasonable attorney fees) which Zomax and Subsidiary may suffer or incur in connection with the breach by the Shareholders, NGS or PMG of any of their respective representations, warranties or covenants in this Agreement.

         10.2)    Limitation of Liability.

                  (a) Zomax shall not assert any claim under Section 10.1 above unless and until such claims exceed an aggregate of $15,000.

                  (b) With the exception of claims resulting from the breach by the Shareholders, NGS or PMG of any of their respective representations or warranties described in Sections 4.7 or 4.22 of this Agreement, Zomax shall assert any claim under Section 10.1 above within one year from the Closing or be forever barred from asserting such claim.

                  (c) Zomax shall assert any claim under Section 10.1 above resulting from the breach by the Shareholders, NGS or PMG of any of their respective representations or warranties described in Sections
         4.7 or 4.22 of this Agreement within three years from the Closing or be forever barred from asserting such claim.

                  (d) The rights of Zomax with respect to any claims arising under Section 10.1 above shall be limited to recovery of actual losses in an amount not to exceed $9,000,000 in the aggregate plus costs and expenses (including reasonable attorneys' fees).

                  (e) The Shareholders shall not be obligated to indemnify Zomax under Section 10.1 above to the extent of any amounts recovered (net of all expenses of such recovery) or any amounts which could be recovered with reasonable commercial efforts (net of all expenses of such recovery) from the issuers of the insurance policies listed on Exhibit
         4.15 hereto.

         10.3)    Indemnification by Zomax and Subsidiary.

                  (a) Subject to the limitations set forth in Section 10.4 below, Zomax and Subsidiary shall jointly and severally indemnify and hold the Shareholders harmless at all times from and after the date of this Agreement, against and in respect of all losses, damages, costs and expenses (including reasonable attorney fees) which the Shareholders may suffer or incur in connection with breach by Zomax or Subsidiary of any their respective representations, warranties or covenants in this Agreement.

                  (b) Subject to the limitations set forth in Section 10.4 below, Zomax and Subsidiary shall jointly and severally indemnify and hold the Shareholders harmless against and in respect of all losses, damages, costs and expenses (including reasonable attorney fees) which the Shareholders may suffer or incur as a result of any liability or obligation of Zomax or Subsidiary arising after the Closing Date.

         10.4)    Limitation of Liability.

                  (a) The Shareholders  shall not assert any claim under Section
         10.3 above unless and until such claims exceed an aggregate of $50,000.

                  (b) The Shareholders shall assert any claim under Section 10.3 above within one year from the Closing or be forever barred from asserting such claim.

                  (c) The rights of the Shareholders with respect to any claims arising under Section 10.3 above shall be limited to recovery of actual losses, costs and expenses (including reasonable attorneys' fees).

         10.5) Third Party Claims. If a claim by a third party is made against any of the indemnified parties, and if any of the indemnified parties intends to seek indemnity with respect to such claim under this Article, such indemnified party shall promptly notify the indemnifying party of such claim. The indemnifying party shall have thirty (30) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of such party's own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld) and at such party's expense, the settlement or defense of it, and the indemnified party shall cooperate with the indemnifying party in connection with such efforts; provided that: (i) the indemnifying party shall not by this Agreement permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party,
(ii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, and (iii) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expense incurred by the indemnified party pursuant to this Article. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. If the indemnifying party does not notify the indemnified party within thirty (30) days after receipt of the indemnified party's notice of a claim of indemnity under this Article that such party elects to undertake the defense of such claim, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of the indemnified party's exclusive discretion at the expense of the indemnifying party.

                                   ARTICLE 11

                                OTHER AGREEMENTS

         11.1) Further Documents and Assurances. At any time and from time to time after the Closing Date, each party shall, upon request of another party, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder.

         11.2)  Covenant Not to Compete.

                  (a) Covenant. In consideration of the transactions contemplated herein and the consideration being paid hereunder, each of the Shareholders agrees that for a period of three years after the Closing Date, he will not engage in any business that competes with the businesses of Zomax, NGS or PMG as such businesses exist immediately after the Closing (the "Business") anywhere in North America and Europe (the "Territory") so long as Zomax or Subsidiary continues to conduct the Business in the Territory. This covenant of noncompetition shall be interpreted to prohibit, without limiting the generality of the foregoing, each of the Shareholders from serving as a shareholder, partner, director, officer, employee, agent of or independent contractor to, any person or entity which directly or indirectly competes in the Territory with the Business.

                  (b) Injunctive Relief and Reasonableness. Zomax, Subsidiary and the Shareholders stipulate and agree that the remedy at law for breach of this covenant not to compete would be inadequate and that Zomax and the Surviving Corporation shall be entitled to injunctive relief to enforce this clause. Zomax, Subsidiary and the Shareholders further stipulate and agree that the prohibitions contained herein are reasonable as to time and area, and they specifically waive any objection to the reasonableness of said prohibitions.

         11.3) Tax Clearance Certificates. Within three months after the Closing, the Shareholders shall deliver to Zomax one or more tax clearance certificates of the California Franchise Tax Board dated no more than ten (10) days prior to such delivery to the effect that NGS and PMG have no known unpaid tax liability in California.


                                   ARTICLE 12

                               GENERAL PROVISIONS

         12.1) Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given if delivered personally, by facsimile, by certified mail (postage prepaid, return receipt requested) or sent by overnight courier (in each case, providing proof of delivery) to the parties at the addresses and/or facsimile numbers set forth at the beginning of this Agreement (or such other address or facsimile number for a party as shall be specified in like notice).

         12.2) Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other documents referenced herein contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, with respect thereto.

         12.3) Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         12.4) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

         12.5) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         12.6) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Minnesota or in a Minnesota state court, this being in addition to any other remedy to which they are entitled at law or in equity.

         12.7) Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to the conflicts of laws and rules thereof. All disputes, controversies or differences arising out of or in connection with this Agreement or the making thereof, including claims of fraud in the inducement, which cannot be settled by mutual agreement shall be finally settled by binding arbitration pursuant to the Rules of Commercial Arbitration of the American Arbitration Association then in effect, except as specified herein and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be held in Minneapolis, Minnesota. The arbitration shall be conducted by a single arbitrator selected by the parties. The arbitrator shall be a retired state or federal judge or an attorney who has practiced business litigation for at least 10 years. In the event that the parties are unable to agree on an arbitrator, the arbitrator shall be selected by the American Arbitration Association. The hearings shall be conducted on an expedited schedule. They shall commence no later than 20 days after initiation of proceedings and shall be completed within 20 days, and the arbitrator shall make the award within ten days of the close of the hearings. The arbitrator shall have the authority to award any remedy or relief that a court of the State of Minnesota could order or grant, including, without limitation, equitable remedies, specific performance of any obligation created under this Agreement, the awarding of punitive damages, the issuance of an injunction or the imposition of sanctions for abuse or frustration of the arbitration process.

         12.8) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   ZOMAX OPTICAL MEDIA, INC.


                                   By  /s/ James T. Anderson
                                        James T. Anderson, President

                                   ZOMAX SERVICES, INC.


                                   By  /s/ James T. Anderson
                                        James T. Anderson, President

                                   NEXT GENERATION SERVICES LLC


                                   By  /s/ Anthony Angelini
                                        Anthony Angelini, Member

                                   By  /s/ Andrew Berg
                                        Andrew Berg, Member

                                   By  /s/ Brian Fleury
                                        Brian Fleury, Member

                                   By  /s/ Ronald Silzer
                                        Ronald Silzer, Member

                                   By  /s/ R. Blake White
                                        R. Blake White, Member

                                   PRIMARY MARKETING GROUP


                                   By  /s/ Ronald Silzer
                                        Ronald Silzer, President


                                   By  /s/ Brian Fleury
                                        Brian Fleury, Secretary


                                   /s/ Anthony Angelini
                                   Anthony Angelini

                                   /s/ Brian Fleury
                                   Brian Fleury

                                   /s/ Ronald Silzer
                                   Ronald Silzer

                                   /s/ Andrew Berg
                                   Andrew Berg

                                   /s/ Blake White
                                   Blake White

                                  EXHIBIT LIST


    Exhibit Number                  Title

         2.2                        Articles of Merger
         4.4                        Shareholders
         4.5                        Subsidiaries
         4.6(a)                     Financial Statements
         4.6(c)                     Sale or Transfer of Assets
         4.7                        Tax Returns
         4.8                        Assets
         4.9                        Trademarks
         4.10                       Patents
         4.11(a)                    Contracts
         4.11(b)                    Employee Plans
         4.11(c)                    Collective Bargaining Agreements
         4.11(d)                    Breaches of Material Contracts
         4.12                       Contracts with Related Parties
         4.13                       Predominant Customers
         4.14                       Product Liability Claims
         4.15                       Insurance Policies
         4.16                       Litigation
         4.18(a)                    Breaches of Contracts
         4.18(b)                    Consents
         5.5(b)                     Breaches of Contracts, Required Consents
         5.6                        Zomax SEC Document Exceptions
         6.2                        Restrictions
         6.9                        Affiliate Letter
         6.10                       Restrictions on Zomax
         7.2(d)                     Legal Opinion of Shareholder's Counsel
         7.3(d)                     Legal Opinion of Zomax's Counsel